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                                                                    EXHIBIT 99.1
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                           E4L ACQUIRES  CONTROL OF
                      PROMENADE MEMBERSHIP SERVICES, LLC.

                  Leading Online Membership Services Company
                Brings Web Bargains to Companies and Consumers
                              Online and Offline


Los Angeles, CA - May 18, 2000 - e4L, Inc. (NYSE: ETV) announced today that it has acquired a controlling interest in Promenade Membership Services, LLC, the leading Internet membership marketing company.

Promenade's membership programs are targeted at consumers and small businesses and help bridge the gap between the Internet and the offline world by bringing valuable online benefits and discounts to customers everywhere. e4L will control the board of directors of Promenade and will also have the option to acquire additional equity in Promenade. This acquisition marks the beginning of a significant expansion in the e4L business model; e4L anticipates announcing additional strategic alliances or acquisitions in the near future.

Promenade has become the world's most comprehensive online membership services company by finding the best bargains available over the Internet and offering them to members both via the web or via the telephone. Its membership programs offer a wide variety of member-specific buying opportunities and valuable discounts on almost one million different items, including apparel, gourmet foods, entertainment products, art, jewelry and cosmetics. Because Promenade offers numerous services in addition to discount shopping, its offerings are more comprehensive than traditional discount shopping clubs. Promenade is unique in its ability to cost-effectively build tailored programs that can meet the needs of any demographic group or vertical market.

Promenade's large stable of membership benefits which are also targeted at small businesses, include travel premiums; discounted legal services; telecom services; and low rates on medical, dental, pharmacy, vision, and other health care programs. Promenade's primary membership offerings can be accessed over the Internet at www.netpromenade.com or offline via 800 telephone numbers and catalogs. Promenade, based in El Segundo, California, was founded by Brian Kelly, Michael Reinstein and Brad Robertson.

Promenade has already established several business-to-business relationships in addition to its direct marketing efforts geared towards consumers. Promenade has been aggressively offering wholesale membership programs to third-party businesses in order to provide them with ancillary revenue by accessing the company's robust technology and marketing infrastructure.

e4L has long believed in the strategic marketing value of offering membership programs as part of an overall business model of media, direct response, Internet commerce and telemarketing. By creating stand-alone commercials for membership and partnering with both traditional media and e-commerce companies such as BuyItNow.com, NBCi, Clear Channel Communications, and Emmis

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Communications, e4L and Promenade comprise a dynamic force in delivering an exceptional membership experience and opportunity to their customers.

Stephen C. Lehman, Chairman and CEO of e4L, Inc., said, "When we launched our former membership shopping club, Everything4Less, we stated that it would be a low risk/high reward venture 'with the potential to generate millions of dollars of incremental revenue and cash flow on a recurring basis -- all of this at little additional cost or risk by simply leveraging our existing direct marketing infrastructure'. That forecast proved to be absolutely accurate. In fact, it proved to be such an attractive venture that we knew we had to acquire a new and improved online and offline membership marketing company with its own backend so we could build an asset as well as enjoy the full benefit of the incremental revenues. We believe that Promenade offers a superior product to anything offered by other membership companies such as Memberworks and Damark."

Lehman continued, "In seeking a successor to Everything4Less, we had three requirements: First, we had to have a significant ownership interest in the new asset. Second, the new membership services offering had to have a broader range of products which we could market to our viewers and strategic partners. And, third, we had to have the option to offer membership programs over the Internet. After a very extensive search, we became convinced that only Promenade could meet all of our objectives."

Brian Kelly, CEO of Promenade, said, "e4L's prior success in marketing membership services programs, as well as its ability to promote Promenade to a billion television viewers around the world, provides us with significant leverage. Internet-based businesses have learned to rely on cost-efficient brand-building and media exposure in order to insure their success. e4L's strategic relationships with leading media and content companies is a major competitive advantage."

e4L expects that its infrastructure will enable Promenade to acquire customers more efficiently than any discount membership club. e4L will drive membership by using its direct marketing expertise to create direct response television that will drive membership.

Mr. Lehman added, "e4L's ownership interest of Promenade is a clear indication of our expanded focus as we grow from a company devoted to long-form direct response programming to more of a multi-faceted, online and offline marketer with expertise in interactive television marketing. As we have proven in the past, e4L has numerous opportunities to grow quickly in related areas. Less than one year after we formed our BuyItNow.com subsidiary, it has received investments based on a $235 million valuation. Additionally, our Quantum Asia subsidiary has a very significant value. E4L is a company whose "sum" of the parts truly exceeds the market value of the whole. In fact, just "some" of the parts exceed the market capitalization of the whole."

This press release contains forward-looking statements regarding potential future events and developments affecting the business of e4L. e4L wishes to take advantage of certain ``safe harbor'' provisions regarding forward-looking statements. Examples of forward-looking statements include, but are not limited to, (i.) projections of revenues, income or loss, profitability, earnings or loss per share and other financial indicators, (ii.) statements of plans or objectives of e4L's management or Board of Directors and (iii.) other statements about e4L or the direct response or electronic commerce industries. e4L's ability to predict projected results or the effect of certain events on e4L's results of operations is inherently uncertain.

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Therefore e4L wishes to caution each reader of this press release to carefully consider certain factors, including competition for customers, media pricing and access, market conditions regarding buyers and sellers of media, the potential effect of litigation involving e4L, the risks of doing business in the United States and the international marketplace, issues related to entering new markets and the electronic commerce industry, the inherent difficulty in identifying successful products, locating efficient suppliers of such products and bringing such products to market in a timely fashion and other factors, each of which could affect the ability of e4L to achieve its projected results and may cause actual results to differ materially from those expressed herein. For a description of additional risks and uncertainties, please refer to e4L's filings with the Securities and Exchange Commission; including e4L's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

To request previous news releases on e4L, Inc. or an Investor Relations Package, contact e4L's Investor Relations Hot Line at (818) 461-6555.


Contact:
Daniel M. Yukelson
Tel: (818) 461-6413
Fax: (818) 461-6530
E-Mail: dan.yukelson@e4l.com

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